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                                  EXHIBIT 10.22


                                  [ARENA LOGO]



September 13, 2001



Dear Steve,

This will briefly confirm our understanding regarding your joining Arena as Vice President and General Counsel. In this position you will be responsible for overseeing all legal matters concerning Arena. You will be a member of Arena's Executive Committee and I expect that you will also be appointed Corporate Secretary at our next Board meeting. This is a key executive position and you will report to me.

Your starting salary will be $250,000 and you will be eligible for annual reviews and all employee benefits. In addition, you will receive 60,000 options priced at the close of Arena's next Board meeting. You will receive $50,000 relocation allowance; the unspent balance will be paid to you directly on January 2nd . I agreed that if $50,000 was insufficient to cover your after tax relocation costs, Arena would increase this relocation reimbursement up to $100,000.

We also discussed the fact that Arena does not provide employment agreements. To be fair, if during the next two years your employment is terminated, or your duties or reporting relationship are materially changed without cause (fraud, dishonesty, or willful failure to perform duties), the company would compensate you for the balance of two years salary including continuation of benefits and stock option vesting.

It is my understanding you hope to start on October 15th or November 1st. You also plan to spend a few days at Arena before the end of September to debrief your predecessor.

If appropriate, please signify your acceptance by signing below.

Best regards,

/s/  Jack Lief
---------------------
Jack Lief
President & CEO



Offer accepted by  /s/ STEVEN W. SPECTOR                          9/14/01
                   ------------------------------           -------------------
                       Steven W. Spector             Date